Exhibit 99.1

Media Contact: Edelman Marites Cristobal P: 323-202-1424

Investor Contact:
Dan W. Denney, Jr., Ph.D.
Chief Executive Officer, Genitope
P: 510.284.3000
IR@genitope.com
GENITOPE CORPORATION ANNOUNCES RECEIPT OF NASDAQ DELISTING NOTICE
FREMONT, Calif., August 12, 2008 — Genitope Corporation (NASDAQ: GTOP) today announced that, on August 7, 2008, it received a staff determination letter from The Nasdaq Stock Market (“Nasdaq”) formally notifying Genitope that it has not regained compliance with the minimum $1.00 per share bid price requirement for continued inclusion on the Nasdaq Global Market under Marketplace Rule 4450(a)(5) and that, unless appealed, trading in Genitope’s common stock will be suspended. Genitope does not currently intend to appeal this determination. As a result, trading of Genitope’s common stock will be suspended at the opening of business on August 18, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove Genitope’s securities from listing and registration on The Nasdaq Stock Market.
Nasdaq has also advised Genitope that Genitope’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” However, Genitope’s securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11 and if such application is cleared. Only a market maker, not Genitope, may make this application.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Until Genitope recently suspended its development, its lead product candidate was MyVax personalized immunotherapy, a patient-specific active immunotherapy that is based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information on the company, please log on to http://www.genitope.com.
Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the listing status and anticipated delisting of Genitope’s common stock from the Nasdaq Global Market and delisting and deregistration from The Nasdaq Stock Market. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to Genitope’s need for significant additional funding, the Company’s ability to operate as a going concern, and other risks discussed under the heading “Risk Factors” in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
# #